FOR IMMEDIATE RELEASE

July 21, 2016

PCS EDVENTURES! ANNOUNCES $500,000 PRIVATE PLACEMENT

PCS Edventures!.com Completes Private Placement for Thrust-UAV Product Launch.

Boise, Idaho, July 21st, — PCS (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced the successful completion of a $500,000 private placement.

The $500,000 investment was from a group of private investors that included Todd Hackett, CEO, and Mike Bledsoe, Treasurer and Vice President of PCS. The 6,250,000 “restricted” common share placement was an equity investment at a discounted rate of 20% to market. There were no warrants or convertible debt elements to the placement.

These funds will be used to fund inventory needs for the Company for STEM product sales and the ramp up expenses and inventory associated with the manufacturing of the Riot 250R Pro, the flagship racing product from Thrust UAV launched in May of this year.

Joe Egusquiza, Thrust-UAV Business Manager, said “This product is incredible in performance and quality and we’re excited to ramp up the manufacturing processes. We have an awesome product design and great suppliers and production partners now in place. Our team is ready to go. Watch for our marketing launch and ESPN ads at US Nationals at Governor’s Island in a few weeks – we can’t wait!”

Todd Hackett, CEO of PCS. said, “Our shareholders can rest assured that we are spending these funds carefully and our people are using every resource at their disposal to keep costs under control while releasing a high quality product on schedule.”

About PCS:

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934; actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.globalhttp://www.edventures.com/investors

http://www.edventures.com/investors

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